EXHIBIT 10.2
                                                                    ------------


                         AMENDMENT TO SPECTRASITE, INC.
                           EXECUTIVE SEVERANCE PLAN B


         THIS AMENDMENT (the "AMENDMENT") dated July 22, 2005 amends the SpectraSite, Inc. Executive Severance Plan B, as amended by the Amendment and Waiver Agreement by and between SpectraSite, Inc., on its own behalf and on behalf of its subsidiary, SpectraSite Communications, Inc. (SpectraSite, Inc. and are jointly referred to herein as the "COMPANY"), and Dale A. Carey an individual (the "EMPLOYEE") employed by the Company (the SpectraSite, Inc. Executive Severance Plan B as amended by the foregoing Amendment and Waiver Agreement is referred to herein as "PLAN B"). Capitalized terms used herein that are not otherwise defined have the same meanings as those terms are given in Plan B.

         WHEREAS, the Company and the Employee wish to amend Plan B so as to avoid adverse tax consequences to the Employee under Section 409A of the Internal Revenue Code of 1986, as amended.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 4 of Plan B is amended by adding thereto a new subsection (d) to read as follows:

         (d) SIX MONTH DELAY OF PAYMENTS PURSUANT TO SECTIONS 4(A)(II) AND 4(B)(II). Notwithstanding anything in Section 4(a)(ii) or Section 4(b)(ii) to the contrary, any payments that would otherwise be made to the Participant within the first six months following his or her termination of employment pursuant to those Sections shall not be made during such six month period and shall instead be delayed and paid to the Participant in a lump sum plus interest thereon (calculated in accordance with the next sentence) on the sixth month anniversary of his or her termination of employment; thereafter, payments pursuant to Sections 4(a)(ii) and 4(b)(ii) shall continue as scheduled in accordance with those Sections. Payments that are delayed in accordance with the foregoing sentence will earn interest between the date on which such payments would have otherwise been made under Section 4(a)(ii) or 4(b)(ii) without regard to this Section 4(d) (each, an "ORIGINAL PAYMENT DATE") and the date on which such payments are actually made (after application of this Section 4(d)) at the rate of 2% plus the rate published on the applicable Original Payment Date (or the preceding business day, if such day is not a business day) in the WALL STREET JOURNAL for notes maturing three (3) months after issuance under the caption "Money Rates, London Interbank Offered Rates (LIBOR)." Interest shall be calculated based on a 360 day year and charged for the actual number of days elapsed.

         2. The Employee's execution of this Amendment constitutes the written consent of the Employee to these amendments of Plan B as contemplated by
Section 12 of Plan B.


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         3.     Except as specifically provided herein, all terms and conditions of Plan B shall remain in full force and effect.


         IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.


                                            SPECTRASITE, INC.


                                            By: /s/ Timothy G. Biltz
                                                -----------------------------
                                                Name:  Timothy G. Biltz
                                                Title: Chief Operating Officer



                                            EMPLOYEE


                                            /s/ Dale A. Carey
                                            ---------------------------------
                                            Dale A. Carey